Exhibit 5.20

CONSENT OF G. MINING SERVICES INC.

In connection with (1) the report evaluating the Essakane Gold Project in Burkina Faso entitled “IAMGOLD Corporation: Updated Feasibility Study Essakane Project Burkina Faso”, effective June 3, 2008, readdressed March 3, 2009 (the “Essakane Report”); and (2) the annual information form of the Corporation dated March 31, 2009, which includes reference to the undersigned’s name in connection with information relating to the Essakane Project, the Essakane Report and the properties described therein, the undersigned hereby consents to reference to the undersigned’s name and information derived from the Essakane Report, included or incorporated by reference in the Registration Statement on Form F-10 being filed by IAMGOLD Corporation with the United States Securities and Exchange Commission.

Date: July 9, 2009

G MINING SERVICES INC.

/s/ Louis Gignac
By:	Louis Gignac
Title:	President and Principal